Exhibit 10.32

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (“Agreement”), effective this April 17, 2020 (“Effective Date”), is entered into between Biodesix, Inc., (hereinafter, “Recipient”) having a place of business at 2970 Wilderness Place, Suite 100, Boulder, CO 80301, and BIO-RAD LABORATORIES, INC. (hereinafter “Bio-Rad”) having a place of business at 1000 Alfred Nobel Drive, Hercules CA 94547 (individually, a “Party”, and collectively, “Parties”).

Whereas, Parties desire to have Recipient evaluate the performance of Bio-Rad’s Platelia SARS- CoV-2 Total Ab assay that is not yet commercially available (“the Purpose”);

Whereas, Bio-Rad will provide materials in the pursuit of the Purpose;

Whereas, Bio-Rad and Recipient desire to protect their rights to and in exchanged materials and information.

NOW, THEREFORE IN CONSIDERATION of the mutual covenants set forth below, the Parties hereby agree as follows:

Definitions

1.	The term “Bio-Rad Material” means items listed in Table 1 of Exhibit B.

2.

The term “Confidential Information” means all information, knowledge, and experience concerning a Party and/or its affiliates, including, but not limited to, business, scientific, technical, manufacturing information, procedure, formulation, process, or data, disclosed to the receiving party by or on behalf of the disclosing party related to the Purpose. Confidential Information also includes Bio-Rad Material as well as any information that results from carrying out the Purpose of this Agreement. The following are excluded from the definition of Confidential Information:

a.	Information that is in or becomes part of the public domain through no fault of the receiving Party;

b.	Information that was in the possession of the receiving Party before receipt from the disclosing Party and was not subject to a duty of confidentiality to the disclosing Party;

c.

Information that is lawfully received from a third party who has the right to disclose it and who provides it without any breach, direct or indirect, of a duty of confidentiality to the disclosing Party;

d.

Information that is independently developed without use of or reference to the disclosing Party’s Confidential Information or, in the case of Recipient, independently developed without use of or reference to the Bio-Rad Material as evidenced by the receiving Party’s written records.

Ownership of Material.

3.	The Parties agree that Bio-Rad Material is the property of Bio-Rad and Bio-Rad retains all right, title and interest in and to the Bio-Rad Material and intellectual property rights related thereto.

4.

Bio-Rad will own all right, title and interest in and to any improvements, modifications and methods of using or making the Bio-Rad Material developed by Recipient through Recipient’s Evaluation or any other use of the Bio-Rad Material (“Bio-Rad Material Improvements”) and any intellectual property rights related thereto. Recipient will, and hereby does, assign all of its right, title and interest to Bio-Rad Material Improvements and intellectual property rights related thereto to Bio-Rad.

5.

If the rights to Inventions are not assignable due to applicable mandatory law, Recipient grants to Bio-Rad an irrevocable, perpetual, exclusive, sub-licensable, world-wide, unlimited and royalty-free license to make, have made, use, sell and import the Invention for any purpose.

Use of the Bio-Rad Material.

6.

Bio-Rad grants to Recipient a non-exclusive right to use the Bio-Rad Material only for the purpose of performing the evaluation as described in Exhibit A (“Evaluation”). Recipient agrees not to use Bio-Rad Material for any other purpose or to distribute the Bio-Rad Material to any third party at any other time without prior written consent from Bio-Rad, which consent may be withheld by Bio-Rad at its sole discretion.

7.

Recipient will not analyze, attempt to modify or reverse-engineer or otherwise seek to determine the structure or sequence of any Material without Bio-Rad’s prior written consent, which consent may be withheld by Bio-Rad at its sole discretion.

8.

Recipient will provide Bio-Rad a copy of all data generated by the Evaluation, analysis of data and other results of the Evaluation (“the Results”). Recipient agrees that upon mutual agreement of the parties Bio-Rad may present or publish the Results. Recipient retains ownership of all Results that are not also Bio-Rad Material Improvements that Recipient generates. For the avoidance of doubt, Results do not include any results generated by Recipient from use of Platelia SARS-CoV-2 Total Ab test kits that Recipient acquires other than under this Agreement.

9.	Recipient will use the Bio-Rad Material in compliance with all applicable national and local laws and regulations.

10.

Recipient agrees that access to the Bio-Rad Material will only be given to its personnel, staff members, and agents who are directly participating in the performance of the purpose recited in Section 6 of this Agreement and who have been informed of the limitations of use of such Bio-Rad Material as set forth in this Agreement. Recipient shall be responsible for compliance by its personnel, staff members, and agents of such limitations of use and shall be liable for breach of this Agreement by its personnel, staff members, and agents with access to the Bio-Rad Material.

Confidential Information.

11.

Each Party agrees to use reasonable efforts, no less than those it uses for its own information of a like nature, to preserve the Confidential Information disclosed by the other Party as confidential for a period of [***] years from the Effective Date. Each Party agrees to disclose to only those of its personnel, staff members and agents who are directly participating in the Purpose or have a need to know said Confidential Information in connection with the performance this Agreement and who have agreed to maintain said Confidential Information confidential under the terms and conditions of this Agreement. The receiving Party shall remain liable under this agreement for any violations of this agreement by its agent.

12.

If a receiving Party becomes legally compelled to disclose the disclosing Party’s Confidential Information, so far as it is lawful and practicable, the receiving Party will notify the disclosing Party with a view to afford the disclosing Party an opportunity to seek a protective order or other appropriate remedy. In the event that such a protective order or other remedy is not obtained, the receiving Party shall furnish only that portion of the Confidential Information that it is legally obligated to disclose.

Publication and Use of Results

13.	If either Party publishes the Results as per Paragraph 8, they will follow standard protocols in acknowledging the contributions of the other Party and authorship on scientific articles.

14.	Recipient may share Results with regulatory agencies as required by applicable laws. Recipient will, if reasonable to do so, notify Bio-Rad when Results are shared pursuant to this Section 14.

15.

Recipient may share Results with potential pharmaceutical company collaborators of Recipient under confidentiality obligations no less strict than those of this Agreement with prior written consent of Bio-Rad, said consent not to be unreasonably withheld.

Representations and Warranties.

16.

EACH PARTY REPRESENTS THAT IT HAS THE RIGHT TO ENTER INTO THIS AGREEMENT. BIORAD SUPPLIES ITS MATERIAL TO RECIPIENT WITH NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY REPRESENTATION THAT USE OF ITS MATERIAL WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF THIRD PARTIES.

17.

Other than for claims of infringement of third party proprietary rights, for which Bio-Rad shall be solely responsible provided Recipient uses the Material as instructed by Bio-Rad, Recipient assumes all liability for damages which may arise from Recipient’ use, storage, disposal or destruction of the Bio-Rad Materials. Bio-Rad will not be liable to Recipient for any loss, claim or demand made by Recipient, or made against Recipient by any other party, due to or arising from the use, storage, disposal, or destruction of the Bio-Rad Materials by Recipient (collectively, “Recipient Use Claims”), and Recipient shall defend, indemnify and hold harmless Bio-Rad from any Recipient Use Claims, except to the extent when caused by the gross negligence or willful misconduct of Bio-Rad or arise out of claims of infringement of third party proprietary rights relating to the Materials or the use of the Materials.

18.

Recipient understands that if required by applicable law, Bio-Rad shall report the information contained in this Agreement to relevant regulators. Bio-Rad uses a variety of standardized global systems and processes to manage data relevant to this Agreement, in accordance with relevant data protection laws. It is the duty of the signatories to be in compliance with relevant transparency laws within their applicable jurisdiction(s).

19.

Please check all representations that apply and provide applicable information. One selection must be checked. If none of the first five representations apply, please check the sixth None of the Above:

☐ Evaluation shall be conducted at a healthcare organization licensed in the US INSERT: number or REMOVE THIS TEXT with TIN# INSERT: number or REMOVE THIS TEXT;

☐ Denmark or Belgium - You are a healthcare professional (physician, pharmacist, medical laboratory technician, nurse, dentist, midwife, or another healthcare professional

☐ Denmark - If applicable, please provide CPR number. #                                          INSERT

☐ Belgium - If applicable, please provide INAMI / RIZIV number or a National Register Number #                                          INSERT

☐ You are a subject to any other transparency law requirements from a jurisdiction other than those mentioned above explain jurisdiction

☒ None of the above

Assignment.

20.	This Agreement is not assignable by Recipient without prior written consent of Bio-Rad.

Term and Termination.

21.

This Agreement will terminate upon one (1) year from the Effective Date or upon thirty (30) days written notice by either Party to the other. The Parties agree that Sections 11- 17, 20 24 and 27 shall survive the termination or expiration of this Agreement.

22.

Upon termination or expiration of this Agreement Recipient’s right to use Bio-Rad Material will end. Upon termination or expiration of this Agreement, Recipient will return remaining Bio-Rad Material to Bio-Rad. Bio-Rad may request that Recipient destroy unused Material in lieu of returning it.

23.

At any time upon request, receiving Party will return or destroy all Confidential Information provided by disclosing Party (including all copies), and will destroy all notes and memoranda to the extent they contain disclosing Party’s Confidential Information, and will make no further use of any Confidential Information, except that the receiving Party may retain one archival copy of the Confidential Information in a secure location for the purpose of demonstrating compliance with this Agreement and receiving Party will not be required to delete electronic copies on computer back-up devices made for the purpose of disaster recovery. In the event of destruction, and upon the request of the disclosing Party, receiving Party agrees to certify in writing that such destruction has been accomplished.

Miscellaneous.

24.	This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without reference to the conflict of law principles thereof.

25.

This Agreement constitutes the entire agreement and understanding of the Parties hereto and supersedes any prior agreements or understandings relating to the subject matter hereof. No amendments or changes to this Agreement shall be effective unless made in writing and signed by authorized representatives of both Parties.

26.	This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or employer-employee relationship of any kind.

27.

Each Party agrees that it will not use the name or logo of the other Party or any of its affiliates, or any of its respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, publicity without the prior written approval of the Party or individual whose name or logo is to be used.

28.

The provisions of this Agreement are severable. In the event that any provisions of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by proper persons thereunto duly authorized.

BIODESIX, INC.		BIO-RAD LABORATORIES, INC.

By:	/s/ Robin Harper Cowie	By:	/s/ Josh Shinoff

Name:	Robin Harper Cowie	Name:	Josh Shinoff

Title:	CFO	Title:	Vice President, Business Development, LSG & DBG

Date:	4/24/2020	Date:	4/24/2020

Exhibit A - STATEMENT OF WORK

Recipient wishes to verify the performance of the commercialized Bio-Rad’s COVID-19 Serology test (Platelia SARS-CoV-2 Total Ab) as described below. The intended use of the product when commercialized is to be offered together with the Bio-Rad ddPCR assay (when requested) to meet Recipient two target markets in (i) Pharma (screening of patients for trial enrollment and in longitudinal monitoring) and in (ii) the Hospital/Private practice and employee setting for “back to work”, patient and essential (first responder) testing and in routine care for patients with nodules that may progress to lung cancer.

Project Objective: Support for CLIA/CAP/COLA and NYS CLEP regulatory approvals. Studies include but are not limited to this below.

A.	Performance Verification of the commercialized Platelia SARS-CoV-2 Total Ab test Kit:

•

Accuracy (10 reference cases + 10 normal controls). Reference cases have an IgG (and IgM) result from the respective Diazyme Ig Test kit. Additional exploratory studies will be conducted on the specimens to estimate viral copy number using the Bio-Rad ddPCR assay.

•	Precision (2 samples; may be 2 of the 20 used for Accuracy; 5 reps each over 4 plates)

•	Reportable range (to run a high- and low-signal sample, which will establish our reportable range; values outside this range will need to be reported < or > their respective limits)

B)	Verify reference intervals (normal values)

•	minimum of 10 normal patients (using samples prior to COVID-19 outbreak), run 1 rep each over 3 days.

C)	Final Systems Acceptance Testing (FAT)

•	end to end testing of test order through resulting; will be at least 3 test cases and in 1 run

D)	Robustness

•	up to 21 consecutive days of testing; can use the Positive Controls.

Bio-Rad will provide reasonable assistance to Recipient as Recipient

Exhibit B

Table 1. Bio-Rad items to be shipped to Recipient

Part Number	Item	Qty needed per Study	List Price per unit	List Price Total
72710	Platelia SARS-CoV-2 Total Ab	3 kits	[***]	[***]
			Total	[***]